Exhibit 10.2

INTERDIGITAL, INC.

Compensation Program for Outside Directors (2011-2012 Board Term)

Base Annual Board Retainer:	$40,000
Chairman of the Board:	$50,000
Audit Committee Chair:	$30,000
All Other Committee Chairs:	$10,000
Audit Committee Members:	$10,000
All Other Committee Members:	$5,000
Initial Election RSU Award:	4,000 RSUs (vesting in full one year from grant date)
Annual RSU Award:	4,000 RSUs (vesting in full one year from grant date)

All cash payments and RSU grants shall be based on service for a full year; pro rata payments and grants shall be made for service of less than one year. Cash payments shall be made on a quarterly basis. Payment of the annual Board retainer and all committee fees are subject to the director's attendance at the regularly scheduled quarterly meetings, as follows: 100% payment for participating in person, 50% payment for participating telephonically, and no payment for not participating.

Both cash payments and RSUs may be deferred. An election to defer must be made in the calendar year preceding the year in which services are rendered and the compensation is earned (i.e., elections to defer must be made by December 31 of each year for the deferral to apply to the next year's cash payments and/or RSU award(s)).

Each initial election RSU award shall be granted on the date of the director's initial election to the Board. Annual RSU awards shall be granted on the date of each Annual Meeting of Shareholders.

The terms of this program shall be periodically reviewed.

June 2011